UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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Denny’s Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE	CONTACT:	W. Craig Barber
615.277.1212

W. Craig Barber, Chairman of Denny’s Franchisee Association,
Comments on Latest Activities by Committee to Enhance Denny’s

ORANGE COUNTY, Calif. (May 13, 2010) – In regard to the Denny’s Corporation (NASDAQ: DENN) proxy contest, the following statement from W. Craig Barber, Chairman of the Denny’s Franchisee Association (“DFA”) on behalf of the DFA Board is in response to what appears to be the wrongful appropriation and fraudulent use by the Committee to Enhance Denny’s of certain confidential DFA documents.

“It has come to our attention that the Committee to Enhance Denny’s (the “Committee”) has in their possession certain confidential DFA documents obtained by wrongful appropriation.  It is our belief the Committee may be committing fraud in their attempt to use those documents in support of their proxy contest efforts.  In the course of our activities as a DFA Board and in furtherance of the mission of the DFA, two documents have been prepared in draft form regarding certain strategic and legal Brand matters of significance which we understand the Committee has provided to certain Denny’s stockholders.  Those documents were prepared in conjunction with DFA legal counsel and one of those documents is legally protected work product.”

“These documents address issues surrounding the system-wide advertising funds of the Brand along with high-level strategic considerations relative to the Brand’s supply chain.  The documents do not represent a negotiated or final agreement on either matter.  Neither document has been agreed to, or executed, by the proposed parties to those documents.  Finally, both documents reflect considerable benchmarking work by the DFA Board regarding strategy and structure within world class franchised Brands.  Any attempt to portray such work or proposed structures as unusual for franchised dominated systems is inconsistent with best practices from the DFA Board’s perspective.”

“The DFA Board has previously indicated they are neutral relative to the Denny’s Corporation proxy contest.  However, these activities by the Committee are deeply troubling, particularly given the pattern of behavior by them to undermine our Association and its Board.   The Committee by personal attacks and continuing falsehoods seem intent on confusing the marketplace about DFA Board activities on behalf of the Brand and our members.”

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